Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

Manitowoc Announces Strong First-Quarter Revenue and Earnings

•      Revenue increased 30 percent to $537 million

•      Operating earnings up 30 percent to $29.3 million

•      Earnings excluding special items were $0.39 per diluted share, up 77 percent over prior year

•      Strong performance from the Crane segment, driven by broad international and domestic demand

•      Solid revenue growth and earnings performance for the Foodservice segment

Manitowoc, Wis. – April 27, 2005 – The Manitowoc Company, Inc. (NYSE: MTW) today reported strong increases in sales and earnings for the first quarter ended March 31, 2005.  Net sales increased 30 percent to $536.9 million, from $411.8 million during the same period last year.  Reflecting the increased share count from the company’s common stock offering in December 2004, earnings per diluted share were $0.21 for the first quarters of both 2005 and 2004.  Excluding special charges related to debt extinguishment from 2005 and 2004, plus other charges from 2004, earnings per diluted share from continuing operations were $0.39 for the current period, compared with $0.22 in the first quarter of 2004.

“This was an impressive quarter for Manitowoc, as strong growth in revenue and earnings demonstrated the benefits of our market leadership and the success of our global strategies,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “Our performance was led by our largest segment, the Crane Group, which exceeded expectations in all of its markets.  Of particular significance, the Crane Group generated positive EVA, meeting our objective that acquisitions deliver increased earnings within two years and become EVA positive within three.  The strength of cranes is particularly encouraging because this business tends to lag the construction industry business cycle. If past trends remain consistent, we are several years away from the next peak in the global crane market.

“Foodservice also had an excellent quarter, with particular strength in our ice machine and beverage product lines,” Growcock added.  “Marine continues to struggle with project profitability issues, but we have identified the issues, new leadership is pursuing remedies, and you will see our fixes take hold throughout the year.

“In the first quarter of 2005, increased commodity costs across our segments had a negative impact of 150 basis points on gross margin, net of pricing actions, compared to the same period last year,” Growcock said. “We continue to address ongoing commodity cost and material availability issues with cost reduction initiatives, efficiency improvements, and price adjustments. Because of these efforts, we expect that material costs will become less of a factor as we benefit from the product pricing actions and sourcing strategies that we put into place throughout much of last year.”

Business Segment Results

First-quarter 2005 net sales in the Crane segment increased 42 percent to $358.0 million, from $252.6 million in the year-ago period.  For the first quarter of 2005, operating earnings nearly doubled to $20.4 million, from $10.4 million last year, and the backlog increased substantially, to $532 million, up from $340 million at the end of 2004 and $329 million excluding discontinued operations at the end of the first quarter of 2004.

“Our Crane segment posted significant improvement in sales, earnings, and margins compared to the first quarter of 2004.  Our global strategy is clearly paying off,” Growcock explained.  “We saw increased demand in all of our geographic markets, with strong worldwide demand for tower cranes, mobile telescopic cranes, and boom trucks. Crawler crane demand has also been strong in many non-US markets.

“Looking ahead, our solid backlog gives us confidence that worldwide demand for our products continues to grow.  Additionally, we continue to see signs – including increased utilization rates and quoting activity – that the North American crawler crane market may begin to rebound later in 2005 or in early 2006.”

In the Foodservice segment, first-quarter 2005 net sales increased nearly 10 percent to $118.7 million, from $108 million last year.  Operating earnings for the first quarter of 2005 increased slightly to $14.2 million, from $14.1 million last year, largely reflecting continuing margin pressure at the segment’s contract manufacturing business.

“Foodservice had a solid quarter with excellent revenue growth, driven by particular strength in our ice and beverage equipment businesses,” Growcock said.

Net sales for the first quarter of 2005 for the Marine segment were $60.2 million, up 18 percent from $51.2 million in the first quarter of 2004.  Operating earnings for the first quarter of 2005 were $782,000, down from $4.1 million last year, and margins decreased sharply, reflecting challenges with the profitability of specific construction projects.

“The repair season met our expectations, but Marine was hurt by issues with some of its project work,” Growcock said.  “Those issues primarily include past project bidding practices, operational inefficiencies, and rising material costs. Bob Herre, the new president of our Marine group, is focused on getting Marine back on track, and I’m confident we will see improvements in operations and financial performance in the second half of the year.”

Strategic Priorities

“During the quarter, we continued to make progress against our four strategic priorities,” Growcock stated.

•      Increase crane sales and market penetration globally.  The Crane segment achieved strong improvement in sales, earnings, and backlog compared with one year ago, with all geographic markets exceeding expectations.  New products across all product lines will continue to be a key growth strategy, with 11 new products scheduled for 2005.  The Crane segment broke ground on its new manufacturing plant in China in the first quarter, and the plant is expected to be operational in the first quarter of 2006.  This increased capacity will position Manitowoc advantageously in the robust Asia/Pacific market, and the Crane segment is also increasing its focus on fast growing markets in the Middle East and Eastern Europe.

•      Strengthen foodservice business and market share.  The Foodservice segment’s new product strategy – we introduced 50 new products in 2004, and plan 25 additional new products in 2005 – has allowed our ice business to continue to drive market share to record levels.  The expanded China manufacturing facility is on track to begin production by the third quarter of 2005, expanding our capabilities in that fast-growing market.  The system design of the new ERP system has been finalized and implementation will begin at Manitowoc Ice at the beginning of May, with installation completed throughout the Foodservice segment by the end of 2006.

•      Leverage the strengths and capabilities of our multiple shipyards to serve commercial and government customers.  At Marine, our focus is on addressing project profitability issues, including a more disciplined bidding process and initiatives to increase shipyard efficiency. We fully expect to see positive results from our actions in 2005.

•      Strengthen our financial structure by focusing on cash flow and net-debt reduction.   The company is on track to meet its objective of net-debt reduction for the year of $50 million, and is currently at a 46 percent debt-to-capital ratio, well below our peak post-acquisition ratio of over 70 percent.  Manitowoc was EVA positive for the first quarter and expects to be EVA positive for the full year, primarily reflecting the improved performance of the Crane segment following a period of significant investment and a severe economic slowdown.

Earnings Guidance

“Based upon the strength we saw in the first quarter, we’re increasing our full-year EPS guidance to a range of $2.10 to $2.30, from $2.00 to $2.20,” Growcock said.  “In addition, we are raising our full-year revenue guidance to the mid-teens range from our previous mid single-digit expectation. Our revised earnings per share guidance excludes the $0.18 effect of special items, which presently include charges for early extinguishment of debt.”

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. The company is also focusing on results from continuing operations due to its withdrawal from the aerial work platform business. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in thousands, except per share data):

	Three Months Ended
	March 31,
	2005	2004
Earnings from continuing operations	$6,452	$6,738
Special items, net of tax (at statutory rate):
Early extinguishment of debt	5,379	361
Sales and use tax settlement	—	359
Legal settlement, net of costs	—	(1,463)
Earnings from continuing operations before special items	$11,831	$5,995

Diluted earnings per share from continuing operations	$0.21	$0.25
Special items:
Early extinguishment of debt	0.18	0.01
Sales and use tax settlement	—	0.01
Legal settlement, net of costs	—	(0.05)
Diluted earnings per share from continuing operations before special items	$0.39	$0.22

The Manitowoc Company will host a conference call tomorrow, April 28, at 10:00 a.m. Eastern Time. The call will also be broadcast live via the Internet at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

•      anticipated changes in revenue, margins, and costs,

•      new crane and foodservice product introductions,

•      successful and timely completion of facility expansions,

•      foreign currency fluctuations,

•      increased raw material prices, including steel prices,

•      steel industry conditions,

•      the risks associated with growth,

•      geographic factors and political and economic risks,

•      added financial leverage resulting from acquisitions,

•      actions of company competitors,

•      changes in economic or industry conditions generally or in the markets served by our companies,

•      Great Lakes water levels,

•      work stoppages and labor negotiations,

•      government approval and funding of projects,

•      the ability of our customers to receive financing, and

•      the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

For further information:

Carl J. Laurino

Senior Vice President
& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three Months Ended March 31, 2005 and 2004
(In thousands, except per-share data)

INCOME STATEMENT

	Three Months Ended March 31,
	2005	2004

Net sales	$536,919	$411,826
Cost of sales	438,203	320,509
Gross profit	98,716	91,317
Engineering, selling and administrative expenses	68,623	67,992
Amortization expense	821	790
Operating earnings	29,272	22,535
Interest expense	(13,511)	(13,548)
Loss on debt extinguishment	(8,275)	(555)
Other income - net	1,732	1,059
Earnings from continuing operations before taxes on income	9,218	9,491
Provision for taxes on income	2,766	2,753
Earnings from continuing operations	6,452	6,738
Discontinued operations:
Loss from discontinued operations, net of income taxes	—	(971)
NET EARNINGS	$6,452	$5,767

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.22	$0.25
Loss from discontinued operations, net of income taxes	—	(0.04)
BASIC EARNINGS PER SHARE	$0.22	$0.22

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.21	$0.25
Loss from discontinued operations, net of income taxes	—	(0.04)
DILUTED EARNINGS PER SHARE	$0.21	$0.21

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	29,994	26,674
Average Shares Outstanding - Diluted	30,611	27,121

SEGMENT SUMMARY

	Three Months Ended March 31,
	2005	2004
Net sales from continuing operations:
Cranes and related products	$357,984	$252,609
Foodservice equipment	118,693	108,024
Marine	60,242	51,193
Total	$536,919	$411,826

Operating earnings from continuing operations:
Cranes and related products	$20,370	$10,399
Foodservice equipment	14,194	14,076
Marine	782	4,121
General corporate expense	(5,253)	(5,271)
Amortization	(821)	(790)
Total	$29,272	$22,535

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three Months Ended March 31, 2005 and 2004
(In thousands)

BALANCE SHEET

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and temporary investments	$71,111	$178,663
Accounts receivable - net	276,687	244,335
Inventories - net	329,984	287,036
Other current assets	133,461	135,927
Total current assets	811,243	845,961

Property, plant and equipment - net	352,231	357,568
Intangible assets	592,769	606,210
Other long-term assets	111,266	118,397
TOTAL ASSETS	$1,867,509	$1,928,136

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$540,236	$513,504
Current portion of long-term debt	—	61,250
Short-term borrowings	9,811	10,355
Product warranties	36,659	37,870
Product liabilities	30,170	29,701
Total current liabilities	616,876	652,680

Long-term debt	496,951	512,236
Other non-current liabilities	248,675	244,291
Stockholders’ equity	505,007	518,929
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,867,509	$1,928,136

CASH FLOW SUMMARY

	THREE MONTHS ENDED March 31,
	2005	2004
Net earnings	$6,452	$5,767
Non-cash adjustments	17,696	16,790
Changes in operating assets and liabilities	(65,651)	(28,816)
Net cash used for operating activities of continuing operations	(41,503)	(6,259)
Net cash used for operating activities of discontinued operations	—	(2,080)
Net cash used for operating activities	(41,503)	(8,339)
Capital expenditures	(8,220)	(11,481)
Proceeds from sale of fixed assets	2,994	1,410
Proceeds (payments) on borrowings - net	(60,100)	3,900
Payments on notes financings	(285)	—
Dividends paid	(2,101)	—
Stock options exercised	3,287	2,889
Effect of exchange rate changes on cash	(1,624)	(269)
Net decrease in cash & temporary investments	$(107,552)	$(11,890)